MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

                   EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)


                                                           Three Months Ended            Six Months Ended
                                                         ----------------------        -----------------------
                                                              September 30,                September 30,
                                                          1996           1995           1996            1995
                                                         -------        -------        -------        --------
         Net income                                      $13,126        $12,765        $19,812        $ 24,268
                                                         =======        =======        =======        ========

         Weighted average shares:
              Common shares outstanding                   33,939         33,741         34,213         33,626

              Common equivalent shares
                  representing shares issuable
                  upon exercise of stock options1          1,956          2,913          1,904          2,816
                                                         -------        -------        -------        --------

                       Total weighted average
                           shares - primary               35,895         36,654         36,117         36,442
                                                         =======        =======        =======        ========

              Incremental common equivalent
                  shares (calculated using the
                  higher of end of period or
                  average market value)2                     240              2            285            175
                                                         -------        -------        -------        --------

                       Total weighted average
                           shares - fully diluted         36,135         36,656         36,402          36,617
                                                         =======        =======        =======        ========

         Primary net income per common and
              common equivalent share                    $  0.37        $  0.35        $  0.55        $   0.67
                                                         =======        =======        =======        ========

         Fully diluted net income per common
              and common equivalent share                $  0.36        $  0.35        $  0.54        $   0.66
                                                         =======        =======        =======        ========

____________________
1 Amount calculated using the treasury stock method and fair market values for stock.

2    This  calculation  is  submitted in  accordance  with  Regulation  S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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